Exhibit 99.2

FOR IMMEDIATE RELEASE

October 23, 2020	NYSE American – REI

RING ENERGY, INC. ANNOUNCES THE APPOINTMENT OF

MR. THOMAS MITCHELL TO THE BOARD OF DIRECTORS

Midland, TX. October 23, 2019 – Ring Energy, Inc. (NYSE American: REI) (“Company”)(“Ring”) announced today the appointment of Mr. Thomas L. Mitchell to the Company’s Board of Directors. Mr. Mitchell will be joining as an independent Director.

Mr. Mitchell is a strategic finance leader with a record of driving growth in energy business models as the Chief Financial Officer of both large and small companies in the Oil and Gas Industry. He has had a career of strong Fortune 500 experience with exploration and production companies, and broad energy exposure with offshore drilling and midstream gathering and marketing companies. In his last position as Executive Vice President and Chief Financial Officer of Devon Energy Corporation, Mr. Mitchell led the finance and business development organizations, and also helped the company successfully strengthen its asset quality through strategic acquisitions. Following his formal education, Mr. Mitchell began his career in public accounting with Arthur Andersen & Co., where he practiced as a CPA – then, in 1989, he entered the oil and gas industry at Apache Corporation where he spent eighteen years in various finance and commercial roles, the last being Vice President and Controller.

Mr. Paul McKinney, Chief Executive Officer and Chairman of the Board, commented, “We are very pleased and honored that Tom Mitchell has accepted our invitation to join our Board. We know that Tom, with his financial background and broad experience in the oil and gas industry, will be a tremendous asset to Ring and will prove invaluable as we move forward with the future growth and successful development of the Company.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019, its Form 10Q for the quarter ended June 30, 2020 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447